As Filed with the Securities and Exchange Commission on January 29, 1999
                                                Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------
                         POST-EFFECTIVE AMENDMENT NO. 1
                                TO THE FORM SB-2
                             REGISTRATION STATEMENT
                                   ON FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------
                             VISUAL DATA CORPORATION
             (Exact name of registrant as specified in its charter)

 Florida                                                   65-0420146
 (State or other jurisdiction of                           (I.R.S. Employer
 incorporation or organization)                            Identification No.)


                                1291 SW 29 Avenue
                          Pompano Beach, Florida 33069
                                 (954) 917-6655

                  ---------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ------------------
                                 Randy S. Selman
                             Chief Executive Officer
                                1291 SW 29 Avenue
                          Pompano Beach, Florida 33069
                                 (954) 917-6655
                                 --------------
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                             Joel D. Mayersohn, Esq.
                      Atlas, Pearlman, Trop & Borkson, P.A.
                     200 East Las Olas Boulevard, Suite 1900
                         Fort Lauderdale, Florida 33301
                                 (954) 763-1200
                                 --------------
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, (the "Securities Act") other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] .

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ].

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                Subject to Completion, dated January 29, 1999

PROSPECTUS
                                1,000,000 Shares
                               1,150,000 Warrants

                             VISUAL DATA CORPORATION

         On July 30, 1997 Visual Data Corporation (the "Company") sold 1,000,000 shares of Common Stock par value $.0001 per share (the "Common Stock") and 1,150,000 redeemable Common Stock Purchase Warrants ("Warrants") in an initial public offering (IPO). The IPO was underwritten on a firm commitment basis by Noble International Investments, Inc., as representative (the "Representative") of the several Underwriters (the "Underwriters"). The Common Stock was sold at $6.00 per share and the Warrants were sold at $.10 per Warrant. A Warrant holder can purchase one share of Common Stock for $6.00 per share (subject to further adjustment in certain events) until July 30, 2002. The Warrants are redeemable by us for $.05 per Warrant, upon 30 days' prior written notice, if the closing bid price of the Common Stock as reported on The Nasdaq SmallCap Market (TM) equals or exceeds $7.20 per share for 20 consecutive trading days within 30 days prior to the notice date. At the same time as the IPO, we registered under an Alternate Prospectus, for the account of the Selling Security Holders, an additional 1,182,681 shares of Common Stock. See "Concurrent Offering."

         This Prospectus also covers the Underwriters' Warrants and shares of Common Stock and Warrants underlying the Underwriters' Warrants. We will not receive any proceeds from the sales of the Common Stock and the Warrants, except upon the exercise of the Warrants or the Underwriters' Warrants.

         On January 14, 1999 we had 5,249,590 shares of Common Stock outstanding. The Common Stock and the Warrants are traded on The Nasdaq SmallCap Market(TM) under the symbols "VDAT" and "VDATW". On January 28, 1999, the last reported sale price on The Nasdaq SmallCap market (TM) of the Common Stock was $15.19 and the last reported sale price for the Warrants was $10.00.

                               ------------------
                BEGINNING ON PAGE 10 WE HAVE LISTED SEVERAL "RISK
             FACTORS" WHICH YOU SHOULD CONSIDER. YOU SHOULD READ THE
                           ENTIRE PROSPECTUS CAREFULLY
                    BEFORE YOU MAKE YOUR INVESTMENT DECISION.

                               ------------------
          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------
             The original date of this Prospectus is July 30, 1997.

             This Prospectus is amended pursuant to a Post-Effective
                      Amendment dated January 29, 1999.

                             ADDITIONAL INFORMATION

         We file annual, quarterly and current reports, proxy statements and other documents with the Securities and Exchange Commission (the "Commission"). You may read and copy any document we file at the Commission's Public Reference Room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the Public Reference Room. The Commission maintains an Internet site at http://www.sec.gov where certain information regarding issuers (including us) may be found.

         This Prospectus is part of a registration statement we filed with the Commission. The registration statement contains more information than this Prospectus regarding the Company, including certain exhibits and schedules. You can get a copy of the registration statement from the Commission at the address listed above or from its Internet site.

                                TABLE OF CONTENTS
                                -----------------
                                                                            Page
                                                                            ----

ADDITIONAL INFORMATION....................................................     2

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.........................     3

THE COMPANY...............................................................     4

RISK FACTORS..............................................................     9

USE OF PROCEEDS...........................................................    16

SELLING STOCKHOLDERS .....................................................    16

CONCURRENT OFFERING ......................................................    17

PLAN OF DISTRIBUTION......................................................    17

LEGAL MATTERS.............................................................    18

EXPERTS...................................................................    18

INDEMNIFICATION...........................................................    18

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The Commission allows us to "incorporate" into this Prospectus information we file with the Commission in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information may include documents filed after the date of this Prospectus which update and supersede the information you read in this Prospectus. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this Prospectus, and all future documents filed with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") until we terminate the offering of these securities.

         Commission Filing
         File No. 0-22849                                     Period/Filing Date/Effective Date
         ----------------                                     ---------------------------------


         Annual Report on Form 10-KSB                         Fiscal year ended September 30, 1998




         You may request a copy of these documents, at no cost, by writing to or calling:

                           Visual Data Corporation
                           1291 SW 29 Avenue
                           Pompano Beach, FL 33069
                           Attention: Corporate Secretary
                           Telephone: 954-917-6655
                           Telecopier: 954-917-6660

                             BUSINESS OF THE COMPANY

General

         We formed Visual Data Corporation (the "Company") as a Florida corporation in May 1993. We produce, market, distribute and own rich media content used for advertising products, and creating consumer based portfolio libraries for use on the Internet and eventually, Interactive Television. Our growing portfolio of full-motion video information libraries contain short concise vignettes relating to consumer products, corporate information, hotels, nursing homes, timeshare resorts and attractions. These multi-media information libraries are designed to capture the interest of the general public in order to generate revenues from advertising, subscriptions, viewership, E-Commerce transactions and sponsorships. Using the latest technology in video editing, combined with a global network of veteran camera crews, we are able to maintain high quality and consistency in our video productions. We have developed strategic partnerships in order to enhance our marketing efforts.

         We believe the Company is positioned to take advantage of the technological advancements concerning video on the Internet. Over the past year streaming technology has made it possible for large video files to be viewed by consumers without long download times and the quality was acceptable even if using a 56K modem. During the first half of 1999, a new compression standard (MPEG-4) will be available for consumer use that will not only provide "TV-like" quality at speeds above 56K but will also improve the video quality on even slower speed modems. This new technology is expected to boost consumer demand for video content. We believe the Company will be positioned to offer its production, marketing, and distribution services to all businesses looking to enrich their presence on the Internet.

         When we use the term the "Company," we mean it to include Visual Data Corporation and our subsidiaries.

Products and Services

         Our products and services are marketed through five wholly owned independent business divisions, HotelView Corp., Video News Wire Corp., ResortView Corp. (formerly CondoView Corporation), CareView Corp. and TalentView, that provide administration, marketing and sales for their respective brands. A sixth division is majority (51%) owned EDnet, Inc., a Colorado corporation (OTCBB: DNET).

         HotelView (www.hotelview.com)

         HotelView Corp., a Florida corporation ("HotelView") provides hotels and resorts the ability to promote their properties via the Internet using a two to three minute video tour. Revenues are generated through contracts ranging from one to three years, at approximately $4,500 per year, plus a per-view charge of up to $0.25 each time the video advertisement is played. Some of the hotels currently featured in the HotelView(R) library include Anaheim Hilton & Towers, Hotel Baltschug Moscow Kempinski, Colony Hotel, Toronto, Canada, Eden Roc Resort and Spa in Miami, Hilton at Walt Disney World Village, Hotel Nikko San Francisco, the Mirage in Las Vegas, New Otani Kaimana Beach Hotel in Hawaii, Ritz Carlton Laguna Niguel, California, Schlosshotel Vier Jahreszeiten Berlin, Turnberry Isle Resort & Club, Miami and the Waldorf Astoria in New York.

         The video tours can be accessed through HotelView's own web site (www.hotelview.com) and hundreds of other travel sites, such as TravelWeb.com (Pegasus Systems, Inc.). In addition, major hotel chains such as Hilton, Westin, Nikko, and Doubletree have websites that are linked to the HotelView videos. By clicking on the HotelView(R) icon, viewers are able to take a detailed look at the prospective hotel's guestrooms, grounds, meeting space, recreational facilities and dining venues.

         HotelView has focused its efforts on gaining major endorsements and signing chain- wide agreements with major hotel companies. In June 1998, HotelView signed a chain-wide agreement with Nikko Hotels, a subsidiary of Japan Airlines with 47 hotels around the world. In September 1998, we signed a flagship agreement with South Seas Resorts, a part of MeriStar Hospitality Corporation (NYSE: MHX), one of the five largest hotel REIT's in the country, with over 115 properties in the U.S and Canada, for a minimum of nine properties. HotelView has been endorsed by the 27,000 member American Society of Travel Agents (ASTA) and has won the "Best Hotel-Room Preview" award and a 4 Star rating from YAHOO! INTERNET LIFE.

         HotelView has also reached an agreement with Carlson Wagonlit Travel Associates, the country's No. 1 travel agency franchisor, which enables Carlson's more than 7,000 leisure agents to access the HotelView library via Carlson's proprietary network.

         As part of our overall travel offering, we complement our HotelView(R) product with video information on the destination (DestinationView(TM)) and nearby attractions (AttractionView(TM)). These libraries allow the consumer to experience all aspects of their travel decision prior to commitment. Existing DestinationView(TM) clients include the Greater Boston Convention and Visitor Bureau and the Greater Fort Lauderdale Convention and Visitor Bureau. Existing AttractionView(TM) clients include the United Nations in New York, the Kennedy Space Center in Florida and Busch Gardens in Tampa.

         Video News Wire (www.videonewswire.com)

         In May 1998, we formed Video News Wire Corp., a Florida corporation ("Video News Wire") and signed a joint venture with PR Newswire, Inc. ("PR Newswire"), the world's leading electronic distributor of corporate news releases. Our wholly-owned subsidiary creates and distributes "TV-news-like" video press releases via the Internet. Using our worldwide camera crew network, Video News Wire also produces "About The Company" presentations and provides coverage of corporate events. Revenues are generated through the production and storage of basic and enhanced versions of video press releases, video corporate profiles and video footage of events.

         Video News Wire was officially launched in August 1998. Existing clients include Chrysler Corporation, Delta Airlines, McDonald's Corporation, Real Networks, Seagate Technologies, Subway Sandwiches and Salads, United News and Media, and Warner Brothers.

         Video News Wire and PR Newswire have a mutually exclusive agreement covering the production and global marketing of Video News Wire's products. PR Newswire has been transmitting full-text corporate news releases for more than four decades and is the preferred method of disclosure by public companies. Headquartered in New York, PR Newswire has approximately 130 salespeople and 27 bureaus nationwide as well as an office in London, handling approximately 300,000 press releases for approximately 33,000 business clients annually. We estimate that two-thirds of these press releases are applicable to the Video News Wire service.

         ResortView (www.resortview.com)

         ResortView Corp., a Florida corporation ("ResortView") commenced operations in June of 1998 to service a joint venture we signed in March 1998 with Interval International, Inc. ("Interval International"), a leader in the timeshare exchange business. Interval International, known as the Quality Vacation Exchange Network, provides service to more than 860,000 timeshare owners worldwide. The company's network features nearly 1,600 resorts. Interval International maintains its world headquarters in Miami, Florida and has 31 other offices worldwide.

         The timeshare industry is a rapidly growing segment of the hospitality/travel/leisure market, with annual sales of over $6 billion and annualized growth of over 16%. ResortView is designed to use video advertising in conjunction with the Global Distribution System (GDS), the electronic database that all 650,000 travel agents around the world use to research and book rooms in hotels, to promote lead generation and rental income for resort developers. ResortView provides the developer with the ability to advertise its resort to a more targeted (and larger) prospect audience. As a result of our strategic alliance with VIP International Corporation ("VIP International"), a ResortView property can be booked by travel agencies worldwide via the GDS, or by consumers at home or work via the Internet.

         Revenues are generated via a membership fee of approximately $10,000 per resort, plus ResortView receives a 3% commission on each booking generated by the travel agents via the VIP International alliance. Clients include Harbour Lights in Myrtle Beach, Newport Beachside Crown Plaza in Miami Beach, Villas of Fairways and Treetops in Bushkill, PA and Villas of Izatys in Minnetonka, MN.

         The link via a relationship with VIP International enables travel agents to book room nights in the timeshare facilities as easily as booking a standard hotel room. This capability, along with the video, provides travel agents and consumers an easy way to preview and book these types of facilities. In the past, resort developers have incurred considerable advertising expense to entice consumers to visit their facilities in order to sell them on purchasing a timeshare apartment. ResortView enables them to introduce their properties to an expanded group of potential buyers while earning incremental revenues from the sale of excess room inventory.

         CareView  (www.careview.com)

         In August 1997 we formed CareView Corporation, a Florida corporation ("CareView"). The CareView(TM) product has been designed to assist family members with locating an appropriate Skilled Nursing Facility or an Assisted Living Facility for the elderly or infirm. With dedicated computer "kiosks" in major hospitals and other referral centers, as well as worldwide access via the Internet, both the health care professional and the lay person can utilize CareView(TM) to save time and effort in choosing the right facility.

         Member facilities are featured with a full-motion, narrated video tour as well as many other features such as a printable information sheet, e-mail links for requesting more information, and a quick reference list of services and amenities. Hospital case managers are able to access a real-time bed availability database, and built-in e-mail paging functions to save time in locating suitable facilities.

         The CareView(TM) system is currently being offered in the South Florida and New York City metro areas. Officially launched in September 1998, CareView(TM) has enrolled 20 long-term care facilities and is being used in 33 hospitals and two senior resource centers.

         Typical contracts with the long term care facility provide for an annual fee of $5,000 - $8,000. It is expected that 60+ facilities will join the program in each of the current regions and we will begin expanding into other major metropolitan areas in 1999.

EDnet, Inc. (www.ednet.net)

         On June 20, 1998, we acquired a 51% interest in EDnet, Inc., a Colorado corporation ("EDnet") whose common stock is listed on the OTC Bulletin Board under the symbol DNET. Based in California, EDnet is a systems integrator and network service provider, specializing in the transmission of digitized audio and video over wide area networks (WANs). EDnet's client base of more than 500 companies includes LucasFilm's Skywalker division, Sony Entertainment, Disney, MGM, Capitol Studios, Warner Brothers, NFL Films and PGA Tour Productions.

         EDnet recently introduced its new video transmission product which it is selling to its existing customer base as well as advertising agencies and production companies. We believe that EDnet will continue to increase its revenues through additional sales of audio and video equipment and increased usage of its networks.

         TalentView (www.talentview.com)

         In March 1998, we entered into an agreement with Digital Criteria Technologies to become the exclusive marketer of VoiceSelect, a multimedia database and search technology for professional voice talent. Under the terms of the agreement, we will act as the Internet host for VoiceSelect and will market the product through our TalentView division to advertising agencies, talent agencies and voice talent. We will earn a percentage of the gross revenues generated by VoiceSelect. We were also given right of first refusal to purchase the product.

         We expect to introduce the TalentView library and anticipate that it will begin to generate revenues during the quarter ending March 31, 1999. Due to the existing database of approximately 4,000 voices, we believe that we can gain immediate credibility with the industry and begin charging the customer base an annual fee. As the customer base of EDnet will be given free access to the library, the voice talent membership will have an immediate distribution to the top production, recording and motion picture studios in the country.

                                  RISK FACTORS

         The securities offered hereby are speculative and involve a high degree of risk. Only those persons who are able to lose their entire investment should purchase these securities. Prospective investors, prior to making an investment decision, should carefully read this Prospectus and consider, along with other matters referred to herein, the following risk factors.

SPECIAL NOTE ABOUT FORWARD LOOKING STATEMENTS

         We make statements in this Prospectus and in the documents we incorporate by reference that are considered "forward-looking statements" within the meaning of the Securities Act and the Exchange Act. Sometimes these statements contain words such as "may," "believe," "expect," "continue," "intend," or other similar words. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other factors that could cause our actual performance or achievements to be materially different from those we project. The following factors, among others, could cause materially different results from those anticipated or projects:

         *        heightened competition;

         *        problems integrating acquired companies;

         * failure to identify, acquire or profitably manage additional businesses;

         *        failure to obtain new customers or retain existing customers;

         *        inability to carry out marketing and sales plans;

         *        inability to obtain capital for future growth;

         *        loss of key executives; and

         *        general economic and business conditions.

         We do not have a policy of updating or revising forward-looking statements and thus it should not be assumed that silence by us over time means that actual events are bearing out as estimated in such forward looking statements.

         RISKS RELATED TO THE COMPANY'S ACQUISITION STRATEGY

         Our strategy is to increase revenues and the markets we serve through the acquisition of media developers with emphasis on developers of video media. In pursuing this strategy, we must address and overcome various factors, including the following, some of which are beyond our control:

         * We may be unable to identify, acquire or profitably manage additional companies or successfully integrate the operations of additional companies into ours without encountering substantial costs, delays or other problems.

         * Companies acquired by us in the future may not achieve profitability that justifies our investment in them or these acquired companies may have unknown liabilities that could materially adversely affect our results of operations or financial condition.

         * We may compete for acquisition and expansion opportunities with companies that have greater resources than ours and, therefore, we may not be able to find suitable acquisition candidates. Financing for these acquisitions, if needed, may not be obtainable on terms acceptable to us.

         * We may not be able to successfully and profitably integrated these acquired companies into our operations.

         * Our results of operations in fiscal quarters immediately following a material acquisition may be materially adversely affected while we integrate the acquired business into our existing operations.

         * We may acquire certain businesses that have either been unprofitable or that have had inconsistent profitability prior to their acquisition. Our inability to improve the profitability of these acquired businesses could have a material adverse effect us.

         * Our acquisition strategy places significant demands on our resources and there can be no assurance that our management, operational systems and structure can be expanded to effectively support the our continued acquisition strategy.

         If we are unable to implement successfully our acquisition strategy, this inability may have a material adverse effect on our business, results of operations or financial condition.

DEPENDENCE ON MANAGEMENT TO INTEGRATE THE ACQUISITIONS AND ABILITY TO MANAGE GROWTH

         Our business strategy includes growth through acquisition and internal development. We are subject to various risks associated with our growth strategy, including the risk that we will be unable to identify and recruit suitable acquisition candidates in the future or to integrate and manage the acquired companies.

         We recently completed the acquisition of 51% of EDnet, as well as the acquisition of certain other assets, and are in the process of integrating these operations into ours. While the business plan of EDnet is similar, its history, geographical location, business model and business culture is different in many respects. Our directors and senior management face a significant challenge in their efforts to integrate our businesses and the business of the acquired companies or assets, and effectively manage our continued growth. While we believe that our diverse experience will strengthen us, there can be no assurance that our efforts to integrate the operations of EDnet and the acquired assets will be successful, that we can manage our growth or that the anticipated benefits of the acquired company or assets will be fully realized. The dedication of management resources to such efforts may detract attention from our day-to-day business. There can be no assurance that there will not be substantial costs associated with such activities or the success of integration efforts, which could have a material adverse effect on our operating results.

ABSENCE OF PROFITABILITY; ACCUMULATED DEFICIT; PRIOR LOSS; FUTURE OPERATING RESULTS

         We continue to incur operating losses. For the years ended September 30, 1998 and 1997, we incurred losses of $3,434,595 and $3,573,962, respectively. Our operating expenses have increased and can be expected to increase significantly in connection with our recent acquisitions and continued proposed expansion and, accordingly, our future profitability will depend on continued corresponding increases in revenues from operations. Future events, including unanticipated expenses, increased competition or inability to effectively integrate our acquisitions, could have an adverse affect on our operating margins and results of operations. As a result of our losses from operations, together with the costs associated with acquisitions, we may experience liquidity and cash flow problems if we are not able to raise additional capital as needed. There can be no assurance that our rate of revenue growth will continue in the future or that our future operations will be profitable.

NEED FOR ADDITIONAL FINANCING

         We currently intend to effect future acquisitions with cash, promissory notes and future issuances of debt or equity securities. There can be no assurance that we will be able to obtain financing if and when it is needed on terms we deem acceptable. Our inability to obtain financing would have a material adverse effect on our ability to implement our acquisition strategy, and as a result, could require us to diminish or suspend our acquisition strategy. These actions would negatively affect our growth rate.

RISKS RELATING TO CAPITAL REQUIREMENTS

         Our acquisition and internal growth strategy requires substantial capital investment. Capital is typically needed not only for the acquisition of additional companies, but also for the effective integration, operation and expansion of these businesses. Capital is also necessary for the start-up of additional on-line multi-media libraries. The acquired businesses may require capital for working capital and expansion. Therefore, we will need to raise capital, possibly through the issuance of long-term or short-term indebtedness or the issuance of our equity securities in private or public transactions in order to complete further acquisitions and expansion. This will likely result in dilution of existing equity positions or increased interest expense. There can be no assurance that acceptable financing for future acquisitions or for the integration and expansion of existing operations can be obtained on suitable terms, if at all.

COMPETITION

         We are engaged in highly competitive segments of business. We may compete directly or indirectly with many companies who provide specialized information such as content concerning hotels, attractions, resorts and care facilities. A number of these competitors, who include hotel chains, airlines and other travel-related organizations, are larger, better capitalized, more established and have greater access to the resources necessary to produce a competitive advantage. There are no assurances that we will be able to compete favorably in the future.

DEPENDENCE ON KEY PERSONNEL

         Implementation of our acquisition strategy is largely dependent on the efforts of a few senior officers. In particular, our operations are dependent to a great degree on the continued efforts of our President and Chief Executive Officer, Randy S. Selman, and our Executive Vice President, Alan M. Saperstein. Furthermore, we will likely be dependent on the senior management of companies that are acquired. Competition for highly qualified personnel is intense, and the loss of any executive officer or other key employee, or the failure to attract and retain other skilled employees, could have a material adverse effect upon our business, results of operations or financial condition. We are parties to employment agreements with each of Messrs. Selman and Saperstein which terminate in January 2001, unless terminated earlier pursuant to the agreements, and each contains confidentiality provisions and covenants not to compete. We are the designated beneficiary of key man life insurance in the amount of $1,000,000 on the life of Mr. Selman and $500,000 on the life of Mr. Saperstein. There can be no assurance, however, that we can maintain the polices in effect or that the coverage will be sufficient to compensate us for the loss of the services of either Mr. Selman or Mr. Saperstein.

GOVERNMENT REGULATION AND REGULATORY UNCERTAINTIES

         We are not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, and there are currently few laws or regulations directly applicable to access to or commerce on the Internet. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, pricing, characteristics and quality of products and services. Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, libel and personal privacy is uncertain. Any such new legislation or regulation could have a material adverse effect on our business, results of operations and financial condition.

EXERCISE OF WARRANTS WILL HAVE DILUTIVE EFFECT

         As of January 14, 1999 we had outstanding options and warrants to purchase a total of 3,914,251 shares of our Common Stock at prices ranging between $.00016 and $8.40 per share, including 1,774,460 options issued to directors and executive officers. The existence of such options and warrants may adversely affect the terms under which we could obtain additional equity capital. The exercise of these warrants and options may materially adversely affect the market price of the Common Stock.

POSSIBLE APPLICABILITY OF RULES RELATING TO LOW-PRICED STOCKS; PENNY STOCK; POSSIBLE FAILURE TO MAINTAIN CRITERIA FOR NASDAQ SECURITIES

         Our Common Stock and Warrants are traded on The Nasdaq SmallCap Market(TM) under the symbols "VDAT" and "VDATW", respectively. If, for any reason, the Common Stock and/or Warrants do not remain accepted for inclusion on The Nasdaq SmallCap Market(TM), then, it would be expected that they would trade in the over-the-counter markets through the "pink sheets" or on the NASD's OTC Bulletin Board. In the event the Common Stock and/or Warrants were not included on The Nasdaq SmallCap Market(TM), the Common Stock and/or Warrants would be covered by a Commission rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell our securities and also may affect the ability of existing shareholders to sell their shares in the secondary market. Our ability to secure a symbol on The Nasdaq SmallCap Market(TM) does not imply that a meaningful trading market in our Common Stock or Warrants will ever develop, or, if developed, will be sustained.

SHARES ELIGIBLE FOR FUTURE SALE; EXPIRATION OF LOCK-UP PERIODS

         As of January 14, 1999, there were 5,249,590 shares of our Common Stock outstanding, of which approximately 2,193,521 were "restricted securities" as that term is defined by Rule 144 under the Securities Act. Such shares will be eligible for public sale only if registered under the Securities Act or if sold in accordance with Rule 144. Under Rule 144, a person who is not our affiliate and who has held restricted securities for a period of one year may sell a limited number of shares to the public in ordinary brokerage transactions. Sales under Rule 144 may have a depressive effect on the market price of the Common Stock due to the potential increased number of publicly held securities. The timing and amount of sales of Common Stock covered by the Registration Statement of which this Prospectus is a part, as well as sales pursuant to other filed registration statements, could also have a depressive effect on the market price of the Common Stock.

         Certain of our shareholders entered into "lock-up" agreements with the Representative just prior to our IPO. A lock-up agreement is an agreement not to sell the securities owned by that person for some specific time frame. Of the 1,032,681 shares subject to these lock-up agreements, 372,589 shares were free to be sold after July 30, 1998, 180,624 shares remain subject to a lock-up expiring in January 30, 1999 and the remaining 479,468 shares remain subject to a lock-up expiring July 30, 1999. Any substantial sales of these shares following the expiration of the lock-up periods may adversely effect the market price of our Common Stock.

ANTI-TAKEOVER PROVISIONS; POSSIBLE ISSUANCES OF PREFERRED STOCK

         Certain provisions of our Articles of Incorporation and Bylaws may be deemed to have anti-takeover effects and may delay, defer or prevent a takeover attempt of the Company. In addition, certain provisions of the Florida Business Corporation Act also may be deemed to have certain anti-takeover effects which include that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation's disinterested shareholders. Lastly, our Articles of Incorporation authorize the issuance of up to 5,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by the Board of Directors, of which 4,999,850 shares remain without designation. We include such preferred stock in our capitalization in order to enhance our financial flexibility. However, the issuance of large blocks of preferred stock could possibly have a dilutive effect with respect to existing holders of our Common Stock.

ABSENCE OF DIVIDENDS

         Holders of our Common Stock are entitled to cash dividends when, as and if declared by the Board of Directors out of funds legally available therefor. We have never paid dividends and our management does not anticipate the declaration or payments of any dividends in the foreseeable future. We intend to retain earnings, if any, to finance the developments and expansion of our business. Future dividend policy will be subject to the discretion of our Board of Directors and will be contingent upon future earnings, if any, our financial condition, capital requirements, general business conditions and other factors. Therefore, there can be no assurance that cash dividends of any kind will ever be paid.

VOLATILITY OF STOCK PRICE

         Historically there has been and there may continue to be volatility in the market price for our Common Stock. Our quarterly operating results and their relationship to analysts' projections, changes in general conditions in the economy, the financial markets or the marketing industry, or other developments affecting us or our competitors, could cause the market price of the Common Stock to fluctuate substantially.

POSSIBLE INABILITY TO EXERCISE WARRANTS

         The Warrants can only be exercised when there is a current effective registration statement covering the shares of Common Stock underlying the Warrants. If we do not maintain a current effective registration statement, the Warrant holders will be unable to exercise the Warrants and the Warrants may become valueless. In addition, because the Warrants may be transferred, it is possible that the Warrants may be acquired by persons residing in states where we have not registered the Common Stock under state securities laws or there is not an available exemption from registration. In this event, the holder will not be permitted to exercise the Warrants. Moreover, even if the Warrants could be transferred, the shares of Common Stock underlying the Warrants may not be sold or transferred upon exercise of the Warrants. Warrant holders residing in those states would have no choice but to attempt to sell their Warrants or to let them expire unexercised.

         In the event that the Warrants are called for redemption, the Warrant holders may not be able to exercise their Warrants if we have not updated this Prospectus in accordance with the requirements of the Securities Act or these securities have not been qualified for sale under the laws of the state where the Warrant holder resides. In addition, in the event that the Warrants have been called for redemption, this could force the Warrant holder to either (i) assuming the necessary updating to the Prospectus and state blue sky qualifications have been effected, exercise the Warrants and pay the exercise price at a time when, in the event of a decrease in market price from the period preceding the issuance of the call for redemption, it may be less than advantageous economically to do so, or (ii) accept the redemption price, which, in the event of an increase in the price of the stock, could be substantially less than the market value thereof at the time of redemption.

YEAR 2000 COMPLIANCE

         We are aware of the issues associated with the programming code in existing computer systems as the year 2000 approaches. The Year 2000 issue relates to whether computer systems will properly recognize and process information relating to dates in and after the year 2000. These systems could fail or produce erroneous results if they cannot adequately process dates beyond the year 1999 and are not corrected. Significant uncertainty exists in the software industry concerning the potential consequences that may result from the failure of software to adequately address the Year 2000 issue. We have reviewed all software and hardware used internally by us in all support systems to determine whether they are Year 2000 compliant. Most of our software has already been upgraded by the manufacturer or was recently purchased and is Year 2000 compliant. We expect to have our remaining Year 2000 compliant systems in place by March 1999. We also intend to implement and test these solutions prior to any anticipated impact of the Year 2000 issue on our systems. We do not believe that the aggregate cost for the Year 2000 issue will be material. However, we cannot predict the effect of the Year 2000 issue on entities with which we transact business, and there can be no assurance that the effect of the Year 2000 issue on such entities will not have a material adverse effect on our business, financial condition or results of operations. We will be formulating a contingency plan with respect to such entities with which we do business.

         In addition, we use third-party equipment, software and content, including non-information technology systems, such as our security system, building equipment and non-capital IT systems embedded microcontrollers that may not be Year 2000 compliant. We are in the process of development a plan to assess whether these third parties are adequately addressing the Year 2000 issue and whether any of our non-IT systems have material Year 2000 compliance problems. Failure of such third-party equipment, software, or content to operate properly with regard to the Year 2000 and thereafter could require us to incur unanticipated expenses to remedy any problems, which could have a material adverse effect on our business, results of operations, and financial condition.

         Any new software, hardware or support systems implemented in the future will be Year 2000 compliant or will have updates or upgrades or replacements available before the Year 2000 to enable the system to be Year 2000 compliant. We are currently assessing the Year 2000 compliance expense and related potential effect on the Company's earnings.

                                 USE OF PROCEEDS

         We will not receive any proceeds the sales of the securities registered hereby except upon the exercise of the Warrants or the Underwriters' Warrants. In the event all of the Warrants were to be exercised, we would receive gross proceeds of approximately $6,900,000. In the event all of the Underwriters' Warrants and the Warrants included therein were to be exercised, we would receive additional gross proceeds of approximately $1,694,000. It is anticipated that the gross proceeds, if any, from the exercise of the Warrants and/or the Underwriters' Warrants will be used by us for acquisitions and for working capital associated with continuing operations. The actual allocation of proceeds realized from the exercise of these securities will depend upon the amount and timing of such exercises, our operating revenues and cash position at such time and our working capital requirements during the course of such exercise period. We do not know if or when any of the Warrants or Underwriters' Warrants will be exercised.

         While the intended use of proceeds is consistent with our current business plan objectives, we reserve the right to change the use of proceeds depending on working capital requirements and opportunities afforded to us. Pending utilization of the proceeds as described above, these funds will be deposited in interest bearing accounts or invested in money market instruments, government obligations, certificates of deposits or similar short-term investment grade interest bearing investments.

                              SELLING STOCKHOLDERS

         In our IPO, we issued 1,000,000 shares of Common Stock and Warrants to purchase 1,150,000, shares of Common Stock. The shares of Common Stock issuable upon the exercise of the Warrants have been included in the Registration Statement of which this Prospectus forms a part. The shares of Common Stock and Warrants issuable upon the exercise of the Underwriters' Warrants have been included in the Registration Statement of which this Prospectus forms a part.

         We agreed to pay for all costs and expenses incident to the issuance, offer, sale and delivery of the shares underlying the Warrants. We will not pay selling commissions and expenses associated with any such sales by the selling stockholders.

         We also agreed to maintain an effective registration statement and current prospectus covering the issuance and public sale of shares of Common Stock and Warrants and the Common Stock issuable upon exercise of the Warrants and the Underwriters' Warrants.

                               CONCURRENT OFFERING

         At the same time as the IPO we registered under an Alternate Prospectus, for the account of the Selling Security Holders, an additional 1,182,681 shares of Common Stock (the "Concurrent Offering"). Of such shares, 150,000 shares were owned beneficially and of record by certain of our management and were used by the Underwriters to cover the Common Stock Over-Allotment Option in the IPO. Of the remaining 1,032,681 shares, 372,589 shares of Common Stock were subject to a 12-month lock-up period which ended July 30, 1998, 180,624 shares are subject to an 18-month lock-up period ending January 30, 1999 and the remaining 479,468 shares are subject to a 24-month lock-up period ending July 30, 1999. During the lock-up period the holders could not sell or otherwise transfer their shares of Common Stock.

         Expenses of the Concurrent Offering, other than fees and expenses of counsel to the Selling Security Holders and the selling commissions, will be paid by us. The resale of the securities by the Selling Security Holders is subject to prospectus delivery requirements.

                              PLAN OF DISTRIBUTION

         We are registering the sale of the shares of Common Stock (including the Common Stock underlying the Warrants and Underwriters' Warrants) on behalf of the selling security holders. We will pay all costs, expenses and fees related to the registration of the sale of such shares and Warrants. The selling security holders will pay all brokerage commissions and similar selling expenses incurred with the sale of the shares of Common Stock and Warrants. The selling security holders or their donees or pledgees may sell their shares from time to time in one or more types of transactions on The Nasdaq SmallCap Market (TM) or in private, negotiated transactions. The selling security holders will determine the prices at which they sell the shares or Warrants. Such transactions may or may not involve brokers or dealers. No selling security holder has advised us that he has entered into any agreements, understanding or arrangements with any underwriters or broker-dealers regarding the sale of their shares of Common Stock or Warrants, and we are not aware of any underwriter or coordinating broker acting in connection with their proposed sale of the shares of Common Stock or Warrants.

         If the selling security holders use a broker-dealer to complete their sale of the shares of Common Stock or Warrants, such broker-dealer may receive compensation in the form of discounts, concessions or commissions from the selling security holders and/or from you, as purchaser (which compensation might exceed customary commissions). We have agreed to indemnify each selling security holder against certain liabilities, including liabilities arising under the Securities Act. The selling security holders may indemnify any agent, dealer or broker-dealer that participates in sales of the shares of Common Stock or Warrants against similar liabilities.

         The selling security holders may also sell their shares in their shares of Common Stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such rule.

                                  LEGAL MATTERS

         Certain legal matters in connection with the securities being offered hereby have been passed upon for us by Atlas, Pearlman, Trop & Borkson, P.A., Fort Lauderdale, Florida. On July 30, 1997, the date of the Company's IPO, members of Atlas, Pearlman, Trop & Borkson, P.A. were owners of an aggregate of 1,674 shares of the Company's Common Stock.

                                     EXPERTS

         The consolidated financial statements as of and for the years ended September 30, 1998 and 1997 incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and are incorporated by reference upon the authority of said firm as experts in giving said report.

                                 INDEMNIFICATION

         We have authority under Section 607.0850 of the Florida Business Corporation Act to indemnify our directors and officers to the extent provided for in such statute. Our Articles of Incorporation provide that we will our officers and directors to the fullest extent permitted by law.

         The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for:

         (i) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

         (ii)     deriving an improper personal benefit from a transaction;

         (iii)    voting for or assenting to an unlawful distribution; and

         (iv) willful misconduct or conscious disregard for our best interests in a proceeding by or in our right to procure a judgment in our favor or in a proceeding by or in the right of a shareholder.

         The statute does not affect a director's responsibilities under any other law, such as the Federal securities laws.

         The effect of the foregoing requires us to indemnify our officers and directors for any claim arising against them in their official capacities provided that they acted in good faith and in a manner that they reasonably believed to be in our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

 No dealer, salesperson or any other person
 has been authorized to give any information
 or to make any representations not contained
 in this Prospectus in connection with this
 offer made hereby. If given or made, such
 information or representations must not be               1,000,000 shares
 relied upon as having been authorized by the             1,150,000 warrants
 Company or any Underwriter. This Prospectus
 does not constitute an offer to sell or a
 solicitation of any offer to buy any of the
 securities offered hereby in any                            VISUAL DATA
 circumstance in which such offer or                         CORPORATION
 solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that information herein is correct at any time subsequent to the date of this Prospectus.

               --------------



         TABLE OF CONTENTS


                                       Page

AVAILABLE INFORMATION.......................

INCORPORATION OF CERTAIN
  INFORMATION BY REFERENCE..................
                                                             ------------
RISK FACTORS................................                  PROSPECTUS
                                                             ------------
USE OF PROCEEDS.............................

THE COMPANY.................................

SELLING STOCKHOLDERS........................

CONCURRENT OFFERING.........................

PLAN OF DISTRIBUTION........................

LEGAL MATTERS...............................

EXPERTS.....................................
                                                               ____, 1999
INDEMNIFICATION.............................

                Subject to Completion, dated January 29, 1999
PROSPECTUS
                                1,182,681 Shares

                             VISUAL DATA CORPORATION

         On July 30, 1997 we registered 1,182,681 shares of Common Stock par value $.0001 per share (the "Common Stock") held by shareholders who acquired such shares in various private placements, or as consideration for services rendered to Visual Data Corporation (the "Company"), or in connection with certain loans to us or which will be issued upon the exercise of presently outstanding warrants (collectively, the "Selling Security Holders"). Of the shares registered, 372,589 shares of Common Stock were subject to a 12-month lock-up period which ended July 30, 1998, 180,624 shares are subject to an 18-month lock-up period ending January 30, 1999 and 479,468 shares are subject to a 24-month lock-up period ending July 30, 1999, subject to earlier release at the sole discretion of Noble International Investments, Inc. which acted as the representative (the "Representative") of several underwriters (the "Underwriters") in connection with our initial public offering of securities in July 1997 (the "IPO"). The Representative does not have a general policy with respect to the release of shares prior to the expiration of a lock-up period. The Representative has not indicated any intent to release such lock-ups prior to their expiration. If the Representative so elects, we will notify the relevant shareholders in writing as soon as practicable upon receipt of written notice thereof from the Representative. The certificates evidencing such securities include a legend with such restrictions. The remaining 150,000 shares were shares of Common Stock owned beneficially and of record by certain of our management and were used by the Underwriters to cover the Common Stock Over-Allotment Option of the IPO. See "Plan of Distribution" and "Selling Security Holders."

         Our Common Stock and the Warrants are quoted on The Nasdaq SmallCap Market(TM) under the symbols "VDAT" and "VDATW". On January 28, 1999, the closing price as reported on The Nasdaq SmallCap Market(TM) for the Common Stock was $15.19 and the closing price for the Warrants was $10.00.

         The securities offered by this Prospectus may be sold from time to time by the Selling Security Holders, or by their transferees. No underwriting arrangements have been entered into by the Selling Security Holders. The distribution of these securities by the Selling Security Holders may be effected in one or more transactions that may take place on the over-the-counter market including ordinary brokers' transactions, privately-negotiated transactions or through sale to one or more dealers for resale of such shares as principals at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees and commission may be paid by the Selling Security Holders in connection with the sale of such securities.

         The Selling Security Holders and intermediaries through whom such securities may be sold may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered and any profits realized or commission received may be deemed underwriting compensation. We are paying all costs incurred in the registration of the resale of the securities of the Selling Security Holders, except fees and expenses of counsel to the Selling Security and selling commissions.

                              --------------------
                BEGINNING ON PAGE 10 WE HAVE LISTED SEVERAL "RISK
             FACTORS" WHICH YOU SHOULD CONSIDER. YOU SHOULD READ THE
                           ENTIRE PROSPECTUS CAREFULLY
                    BEFORE YOU MAKE YOUR INVESTMENT DECISION.

                              --------------------
          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------
             The original date of this Prospectus is July 30, 1997. This Prospectus is amended pursuant to a Post-Effective
                      Amendment dated January 29, 1999.

                                COMPANY OFFERING

         In August 1997, we closed our IPO of 1,000,000 shares of Common Stock and 1,000,000 Warrants. The IPO resulted in net proceeeds to us of approximately $4,807,000.

                            SELLING SECURITY HOLDERS

         The following table contains certain information about the Selling Security Holders and the shares of Common Stock that they are offering pursuant to this Prospectus. Such information has been obtained from the Company's records.

                                              No. of Shares      No. of Shares        No. of Shares        Percentage
                                             Owned Prior to          to be             Owned After        Owned After
                                              the Offering       Registered (1)     the Offering (1)(2)   the Offering
                                              ------------       --------------     -------------------   ------------

Lisa Aboud   .........................                 856                465                  391          *
Martin Amhrein  ......................              18,750              9,375                9,375          *
Raynor Baldwin  ......................               5,385              2,009                3,376          *
Neil Berman  .........................               5,803              2,232                3,571          *
Herman Blank .........................              20,447             11,518                8,929          *
Shirley Blank   ......................              25,000              4,464               20,536          *
Darell Boyd  .........................               5,803              2,232                3,571          *
Abraham & Cheryl Chamely .............               1,711                930                  781          *
Greg Catinella  ......................               2,232              2,232                    -          *
Peter Conzatti  ......................              18,750              9,375                9,375          *
Rona Coty ............................              17,857              6,250               11,607          *
David Goodman ........................              35,714              8,929               26,785          *
Frances DaSilva ......................               1,711                930                  781          *
Harvey Delott   ......................              15,625             15,625                    -          *
Fleet Trust Company, N.A.
 Trustee U/A Frederick A. Deluca
 102 Qualified Annuity Trust                       157,683             22,321              135,362         2.6%
Alex Dohner  .........................               2,344              1,172                1,172          *
Meir Eliakim .........................              21,250             21,250                    -          *
FPI, Inc.(3) .........................             106,451             90,826               15,625          *
Hans Frank   .........................               4,688              2,344                2,344          *
David Glassman  ......................               6,250              1,786                4,464          *
Harvey and Harolyn Glicker  ..........               5,803              4,018                1,785          *
Jerome R. Grigoli  ...................               9,375              9,375                    -          *
HST Partners .........................              56,875             53,125                3,750          *
Dominic Hadeed  ......................              12,500             12,500                    -          *
Joseph & Rosemary Hadeed .............               4,837              4,056                  781          *
Monica Hadeed   ......................                 856                465                  391          *
Robert Hadeed   ......................                 856                465                  391          *

                                      A-2

Stephen & Elizabeth
 Hadeed, JTBE ........................               1,711                930                  781          *
Patricia A. Herman  ..................               3,125              3,125                    -          *
Lisa Holmes   ........................              15,625              7,813                7,812          *
Intervest, Inc.  .....................               6,250              6,250                    -          *
Eric Jacobs(4)   .....................              68,600              3,609               64,991         1.2%
Richard Jacobs   .....................               3,423              1,860                1,563          *
Neil H. Jones ........................              40,625             15,625               25,000          *
Susan G. Joyalle &
 Andre Weinlich, JTWROS ..............               1,562                446                1,116          *
Marjorie Kalikow Trust
 f/b/o Nathan Kalikow  ...............              15,625              4,465               11,160          *
Kensington Capital Corp.  ............               7,812              7,812                    -          *
Olaf Koester  ........................               9,375              4,687                4,688          *
Marian von Korff  ....................               9,375              4,687                4,688          *
Stefani J. Lennon   ..................              15,625             15,625                    -          *
Christian Lepple .....................               3,125              1,563                1,562          *
William Low   ........................               7,813              7,813                    -          *
Colin Magg ...........................               4,688              2,344                2,344          *
James Massetti   .....................               3,376                893                2,483          *
Charles Spinelli                                    22,500             15,625                6,875          *
Victor Moftakhar .....................               4,688              2,344                2,344          *
Arthur Nasso  ........................              37,811              1,116               36,695          *
Robert E. Newman .....................              15,625             15,625                    -          *
Frederick J. Oswald ..................               7,032              6,095                  937          *
Potenza Investments, Inc. ............              25,625             15,625               10,000          *
Providence Holding Co. ...............               6,250              6,250                    -          *
Morris Pearl  ........................                 856                465                  391          *
Roger Rankin  ........................              66,965             25,893               41,072          *
Cornelie Raiser  .....................               2,344              1,172                1,172          *
David Ratcliff   .....................                 678                558                  120          *
CLR Associates Inc. ..................               8,929              8,929                    -          *
Gary Rhodes   ........................               3,571              3,571                    -          *
Robert Rogoff ........................              10,268              5,581                4,687          *
Hart Rotenberg   .....................              32,125             18,125               14,000          *
Joseph Rotenberg .....................              34,125             19,375               14,750          *
Alan Saperstein (5) ..................             887,173                893              886,280        14.7%
Allan L. Schrager   ..................               7,812              7,812                    -          *
Tony Schweiger   .....................              15,625              4,464               11,161          *
Randy S. Selman (6)...................             865,849                893              864,956        14.4%
Socrates Skiadas .....................              50,625             21,875               28,750          *
Sterling Factors, Inc. ...............              46,875             46,875                    -          *
Orrin & Jeffrie Stern, JTBE  .........              13,393              1,786               11,607          *
Strategic Analytical Inc. ............              51,562             51,562                    -          *
Stratus Management Group, Inc.  ......              10,781              8,906                1,875          *
William Talmadge .....................               2,716              1,004                1,712          *
Town and Country Ltd.  ...............              64,063             64,063                    -          *
Univest Management (7)................               25,246              4,465               20,781          *
John Varacchi ........................               7,813              7,813                    -          *
Voltava IV Inc.  .....................               7,812              7,812                    -          *
David Wajnberg   .....................               3,125              3,125                    -          *
Elizabeth Wajnberg  ..................               3,571              3,571                    -          *


                                      A-3

Bernd Wolpert ........................               9,375              4,687                4,688          *
Yosef Yud  ...........................              31,875             31,875                    -          *
Ruth Zelinka  ........................              16,072              4,464               11,608          *
Robert Zelinka   .....................              32,433             11,027               21,406          *
Boyd & Chang LLP .....................              15,625             15,625                    -          *
International Business
 Consultancy(8)  .....................              10,938             10,938                    -          *
Joseph Shapiro   .....................              11,250              9,375                1,875          *
Robert Abrams ........................               5,000              3,125                1,875          *
Enrique Darer ........................               2,500              1,562                  938          *
Elliot Ostro  ........................              10,000              6,250                3,750          *
Arthur Scheinholz   ..................               2,500              1,562                  938          *
Brian Sly Separate Property Trust  ...              13,750              6,250                7,500          *
Lawrence Goldman .....................              10,000              6,250                3,750          *
J&C Resources ........................              10,000              6,250                3,750          *
Robert Brvenik   .....................              10,000              6,250                3,750          *
Charles Xue   ........................              58,555             12,500               46,055          *
Ari Friedman  ........................               3,437              1,562                1,875          *
Lisa & Dennis Somek, JTROS ...                       5,000              3,125                1,875          *
Baptist Community Services   .........               5,000              3,125                1,875          *
T.H. Holloway ........................              17,500              3,125               14,375          *
Vace Partners Ltd.  ..................              10,000              3,125                6,875          *
Jon A. Cedar  ........................               1,563              1,563                    -          *
Ashley Rust   ........................               5,000              3,125                1,875          *
Craig Penfold ........................               2,501              1,563                  938          *

                                         ==================  =================   ==================
                                                 3,426,454            931,387            2,495,067
                                         ==================  =================   ==================

 *  Less than 1%

(1) Includes shares owned by Selling Security Holders who received such stock upon assignment or other transfer from certain Selling Security Holders listed in the original Alternate Prospectus. The shares of Common Stock being registered herein were included in the Original Alternate Prospectus.

(2) Gives no effect to the possible exercise of the Warrants, the Underwriter's Warrants or outstanding options and warrants to acquire 3,914,251 shares of Common Stock.

(3) Includes 90,201 shares underlying warrants exercisable for a period of two years from the July 30, 1997 at an exercise price of $6.60 per share.

(4) Mr. Jacobs is a director of the Company. Includes presently exercisable options and warrants to purchase 55,000 shares of Common Stock.

(5) Mr. Saperstein is an executive officer and director of the Company. Includes presently exercisable options and warrants to acquire 762,230 shares of Common Stock.

(6) Mr. Selman is an executive officer and director of the Company. Includes presently exercisable options and warrants to acquire 762,230 shares of Common Stock.

(7) Includes 6,696 shares held by Univest Management EPSP which are not being registered hereunder.

(8) Mr. Service, a director of the Company, is the sole owner of International Business Consultancy.

                              PLAN OF DISTRIBUTION

         We are registering the sale of the shares of Common Stock on behalf of the Selling Security Holders. We will pay all costs, expenses and fees related to the registration of the sale of such shares. The Selling Security Holders will pay all brokerage commissions and similar selling expenses incurred with the sale of the shares of Common Stock. The Selling Security Holders or their donees or pledgees may sell their shares from time to time in one or more types of transactions on The Nasdaq SmallCap Market (TM) or in private, negotiated transactions. The Selling Security Holders will determine the prices at which they sell the shares. Such transactions may or may not involve brokers or dealers. The Selling Security Holders have advised us that they have not entered into any agreements, understanding or arrangements with any underwriters or broker-dealers regarding the sale of their shares of Common Stock, and there is no underwriter or coordinating broker acting in connection with their proposed sale of the shares.

         If the Selling Security Holders use a broker-dealer to complete their sale of the shares of Common Stock or Warrants, such broker-dealer may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders and/or from you, as purchaser (which compensation might exceed customary commissions). We have agreed to indemnify each Selling Security Holder against certain liabilities, including liabilities arising under the Securities Act. The Selling Security Holders may indemnify any agent, dealer or broker-dealer that participates in sales of the shares of Common Stock against similar liabilities.

         The Selling Security Holders may also sell their shares in their shares of Common Stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such rule.

 No dealer, salesperson or any other person
 has been authorized to give any information
 or to make any representations not contained
 in this Prospectus in connection with this
 offer made hereby. If given or made, such
 information or representations must not be
 relied upon as having been authorized by the
 Company or any Underwriter. This Prospectus
 does not constitute an offer to sell or a                 1,182,681 Shares
 solicitation of any offer to buy any of the               of Common Stock
 securities offered hereby in any
 circumstance in which such offer or
 solicitation would be unlawful. Neither the
 delivery of this Prospectus nor any sale                    VISUAL DATA
 made hereunder shall under any circumstances                CORPORATION
 create an implication that information
 herein is correct at any time subsequent to the date of this Prospectus.

                    --------------



         TABLE OF CONTENTS
         -----------------


                                       Page
                                       ----

AVAILABLE INFORMATION.......................

INCORPORATION OF CERTAIN
  INFORMATION BY REFERENCE..................                ----------
                                                            PROSPECTUS
RISK FACTORS................................                ----------

USE OF PROCEEDS.............................

THE COMPANY.................................

COMPANY OFFERING............................

SELLING SECURITY HOLDERS....................

PLAN OF DISTRIBUTION........................

LEGAL MATTERS...............................

EXPERTS.....................................                 ____, 1999

INDEMNIFICATION.............................

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the estimated expenses, all of which are being paid by the Company, in connection with this offering.

         Legal fees and expenses............................        $10,000
         Accounting fees and expenses.......................          5,000
         Printing expenses..................................          5,000
         Miscellaneous......................................          2,000
                                                                    -------

           Total............................................       $ 22,000
                                                                    =======


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company has authority under Section 607.0850 of the Florida Business Corporation Act to indemnify its directors and officers to the extent provided for in such statute. The Company's Articles of Incorporation provide that the Company shall indemnify and may insure its officers and directors to the fullest extent permitted by law.

         The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (i) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) deriving an improper personal benefit from a transaction; (iii) voting for or assenting to an unlawful distribution; and (iv) willful misconduct or conscious disregard for the best interests of the Company in a proceeding by or in the right of the Company to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the Federal securities laws.

         The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16. EXHIBITS.

EXHIBIT                             DESCRIPTION
-------                             -----------

1(a)               Form of Underwriting Agreement.(1)
1(b)               Form of Selected Dealers Agreement.(1)
3(i)(a)            Articles of Incorporation(1)
3(i)(b)            Articles of Amendment dated July 26, 1993(1)
3(i)(c)            Articles of Amendment dated January 17, 1994(1)
3(i)(d)            Articles of Amendment dated October 11, 1994(1)
3(i)(e)            Articles of Amendment dated March 25, 1995(1)
3(i)(f)            Articles of Amendment dated October 31, 1995(1)
3(i)(g)            Articles of Amendment dated May 23, 1996(1)
3(i)(h)            Articles of Amendment dated May 5, 1998(2)
3(i)(i)            Articles of Amendment dated August 11, 1998(6)
3(iii)             By-laws(1)
4(a)               Form of Underwriters' Warrant(1)
4(b)               Warrant Agreement(1)
4(c)               Specimen Common Stock Certificate(1)
4(d)               Specimen Common Stock Purchase Warrant (issued
                   pursuant to the Company's initial public offering on
                   July 30, 1997)  (1)
4(e)               Securities Purchase Agreement for Series A Preferred(2)
4(f)               Registration Rights Agreement for Series A Preferred (2)
4(g)               Securities Purchase Agreement for Series A-1 Preferred(6)
4(h)               Registration Rights Agreement for Series A-1 Preferred(6)
4(i)               Form of Warrant to Purchase Common Stock(6)
10(a)              Agreement  between  HotelView  Corporation and
                   Pegasus  Systems,  Inc. dated January 14, 1997(1)
10(b)              Form of Stock Option Plan(1)
10(c)              Third Amended and Restated Employment Agreement between
                   the Company and Randy S. Selman(7)
10(d)              Third Amended and Restated Employment Agreement
                   between the Company and Alan Saperstein(7)
10(e)              Contract for Purchase and Sale of Real Property(3)
10(f)              Asset Purchase Agreement between the Company and
                   Digital Criteria Technologies, Inc.(4)
10(h)              Securities Purchase Agreement between the Company and
                   EDnet, Inc.(5)
10(h)              Option Agreement between the Company and EDnet, Inc.(5)
10(i)              Agreement dated March 9, 1998 by and between Interval
                   International, Inc. and CondoView Corporation(8)
10(j)              Agreement dated March 30, 1998 by and between Video
                   News Wire Corporation and P.R. Newswire, Inc.(8)
21                 Subsidiaries of the Company(9)
23                 Consent of Arthur Andersen LLP
----------------

(1) Incorporated by reference to the exhibit of the same number filed with the Company's Registration Statement on Form SB-2, Registration No. 333-18819, as amended and declared effective by the Commission on July 30, 1997
(2) Incorporated by reference to the Company's Current Report on Form 8-K dated May 8, 1998
(3) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended September 30, 1997
(4) Incorporated by reference to the Company's Current Report on Form 8-K dated May 20, 1998
(5) Incorporated by reference to the Company's Current Report on Form 8-K dated August 11, 1998
(6) Incorporated by reference to the Company's Current Report on Form 8-K dated August 21, 1998
(7) Incorporated by reference to the exhibit of the same number filed with the Company's Registration Statement on Form S-3, Registration No. 333-62071, as amended and declared effective by the Commission on November 3, 1998
(8) Incorporated by reference to the Company's Report on Form 10-QSB/A for the period ended June 30, 1998 as filed with the Commission on October 15, 1998
(9) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1998 as filed with the Commission on January 13, 1999

ITEM 17. UNDERTAKINGS.

         (1)      The undersigned Registrant hereby undertakes:

                  (a) to file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution;

                  (b) that, for determining any liability under the Securities Act, treat each such post-effective amendment as a new Registration Statement of the securities offered at that time shall be deemed to be the initial bona fide offering thereof; and

                  (c) to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (2) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pompano Beach and the State of Florida, on the 29th day of January, 1999.

                             VISUAL DATA CORPORATION


                                  By:  /s/ Randy S. Selman
                                       ------------------------------------
                                       Randy S. Selman
                                       Chairman of the Board,
                                       Chief Executive Officer and President

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                                          Title                                   Date
         ---------                                          -----                                   ----

                                                     President, Chief Executive
                                                     and Operating Officer
/s/ Randy S. Selman                                  (Principal Executive
--------------------                                 Operating Officer) and               January 29, 1999
Randy S. Selman                                      Chairman of the Board
                                                     and Acting Chief
                                                     Financial Officer

/s/ Alan Saperstein                                  Vice President,
--------------------                                 Secretary and                        January 29, 1999
Alan Saperstein                                      Director

/s/ Ben Swirsky
--------------------                                 Director                             January 29, 1999
Ben Swirsky

/s/ Brian K. Service
--------------------                                 Director                             January 29, 1999
Brian K. Service

/s/ Eric Jacobs
--------------------                                 Director                             January 29, 1999
Eric Jacobs


                                  EXHIBIT INDEX
                                  -------------


Exhibit No.                       Description


23                        Consent of Arthur Andersen LLP